UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2025

BITMINE IMMERSION TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-42675 (Commission File Number)	84-3986354 (IRS Employer Identification No.)

10845 Griffith Peak Dr. #2

Las Vegas, NV 89135

(Address of principal executive office) (Zip Code)

(404) 816-8240

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	BMNR	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2025, the Board approved the increase of the size of the Company’s Board from seven to eight directors. Effective immediately, the Board elected Thomas Lee as a director to fill the newly created director position, and to serve until the next annual meeting of shareholders of the Company or until his successor is elected or appointed and qualified. Jonathan Bates, the Company’s Chief Executive Officer, stepped down as the Chairman of the Board, and the Board elected Mr. Lee as Chairman of the Board. The Board has not determined committee appointments for Mr. Lee at this time. The Board believes Mr. Lee is qualified to serve as a director and Chairman of the Board due to his extensive business experience.

Mr. Lee is a Managing Partner and the Head of Research at Fundstrat Global Advisors. He is also the Chief Investment Officer (CIO) of Fundstrat Capital which currently manages greater than $1.5 billion in assets under management. He is an accomplished Wall Street strategist with over 25 years of experience in equity research, and has been top ranked by Institutional Investor every year since 1998. Prior to founding Fundstrat, Mr. Lee was at J.P. Morgan from 1999 to 2014 and served as Chief Equity Strategist from 2007 to 2014. He was top-ranked by Institutional Investor every year since 1998. Previously, he served as Managing Director at Salomon Smith Barney. Mr. Lee graduated from the undergraduate program at the Wharton School, University of Pennsylvania.

There are no arrangements or understandings between Mr. Lee and any other person pursuant to which either of Mr. Lee was appointed as a director of the Company. There are no family relationships between Mr. Lee and any of the Company’s existing directors or executive officers. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and other than the execution of a Securities Purchase Agreement with respect to an investment of approximately $2 million in connection with the Offering (described below), there are no proposed transactions, or series of similar transactions, in which Mr. Lee was or is to be a participant and in which Mr. Lee had a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000.

Item 7.01. Regulation FD Disclosure.

Press Release on Announcing the Offering

On June 30, 2025, the Company issued a press release announcing Thomas Lee as Chairman of the Board of Directors.

The Company also announced the pricing and signing of a private placement for the purchase and sale of 55,555,556 shares of its common stock (and common stock equivalents) at a price of $4.50 per share (the “Offering”) for expected aggregate gross proceeds of approximately $250 million before deducting placement agent fees and other offering expenses (funded in a combination of cash and cryptocurrencies) to implement an Ethereum treasury strategy. The closing of the offering is expected to occur on or about July 3, 2025, subject to the satisfaction of customary closing conditions, including NYSE American approval.

Corporate Presentation

In connection with the Offering, the Company delivered an investor presentation to potential investors on a confidential basis, a copy of which is furnished as Exhibit 99.2 to this Report. The presentation is being posted on the Company’s website https://bitminetech.io/ on or about June 30, 2025 and can be found on the Investor Relations page with the title: “June 30, 2025 Corporate Presentation.”

The information under this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

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Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Item No.	Description
99.1	Press Release dated June 30, 2025
99.2	Corporate Presentation, dated June 2025
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Bitmine Immersion Technologies, Inc.

Dated: June 30, 2025	By:	/s/ Jonathan Bates
	Name:	Jonathan Bates
	Title:	Chief Executive Officer

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